EXHIBIT 99.1

A. M. CASTLE & CO.	3400 North Wolf Road Franklin Park, Illinois 60131 (847) 455-7111 (847) 4556930 (Fax)

For Further Information:

————AT THE COMPANY————	——————AT FD——————
Scott F. Stephens	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2577	(312) 553-6717
Email: sstephens@amcastle.com	Email:katie.pyra@fd.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
FRIDAY, NOVEMBER 5, 2010

A. M. CASTLE & CO. REPORTS 2010 THIRD QUARTER RESULTS

FRANKLIN PARK, IL, NOVEMBER 5th  — A. M. Castle & Co. (NYSE: CAS),  a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported financial results for the third quarter ended September 30, 2010.

Consolidated net sales for the third quarter of 2010 were $244.9 million, or 33.1% higher than the third quarter of 2009, reflecting stronger demand in nearly all of the Company’s key end-markets. Net income for the quarter was $0.1 million or $0.00 per diluted share, compared to a net loss of $6.3 million or a loss of $0.28 per diluted share in the prior year quarter.

The Company's Metals segment sales were $218.0 million in the third quarter of 2010, compared to $161.8 million last year, a 34.7% increase.  Average tons sold per day increased approximately 30.5% compared to the third quarter of 2009. Third quarter 2010 tons sold per day were higher by 1.6% sequentially compared to the second quarter of this year.

In the Plastics segment, third quarter sales of $26.9 million were up $4.7 million compared to $22.2 million in the prior year.  Plastics segment sales were $26.8 million in the second quarter of 2010.

"As the third quarter progressed, we were pleased to see demand in nearly all of our end-markets improve,” said Michael Goldberg, President and CEO of A. M. Castle. “Metals volumes improved sequentially in August and September, with particularly strong demand in the Oil & Gas and General Industrial Equipment markets. Alloy bar, carbon bar, SBQ bar and tubing products were some of the best-performing product categories during the last quarter.”

“Gross profit margins improved to 25.7% compared to 25.2% in the same period last year, and were consistent with 25.7% in the second quarter of this year. We have returned to historical inventory carrying levels in all of our businesses, excluding Aerospace, which continues to make progress in bringing inventories back in line, despite the overall supply chain for aerospace heat treated aluminum plate remaining in excess,” Goldberg continued.

The Company's debt-to-capital ratio was 21.7% and total debt outstanding was $87.6 million as of September 30, 2010.

"We believe that underlying demand in the majority of the end-markets we serve will remain steady for the balance of this year. As in the past, the fourth quarter is traditionally our slowest quarter due to fewer shipping days and customer shutdowns, and as a result, we would expect to report a small net loss for the fourth quarter,” Goldberg concluded.

A. M. Castle & Co.

Webcast Information
Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three-month and nine-month periods ended September 30, 2010 and to discuss business conditions and outlook. The call can be accessed via the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call. A replay of the conference call will also be available for seven days by calling 303-590-3030 (international) or 800-406-7325 and citing code 4370997.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products value-added services and supply chain solutions, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium- and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 56 locations throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Regulation G Disclosure

This press release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. Management often uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company believes that the use and presentation of EBITDA, which is defined by the Company as income before provision (benefit) for income taxes plus depreciation and amortization, and interest expense, less interest income, is widely used by the investment community for evaluation purposes and provides the investors, analysts and other interested parties with additional information in analyzing the Company's operating results.

Cautionary Statement on Risks Associated with Forward Looking Statements

Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "predict," "plan," or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including those risk factors identified in Item 1A "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

A. M. Castle & Co.

CONSOLIDATED STATEMENTS OF INCOME	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Dollars in thousands, except per share data)
Unaudited
	2010	2009	2010	2009

Net sales	$244,938	$183,960	$708,066	$631,307

Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	181,911	137,671	529,469	464,917
Warehouse, processing and delivery expense	30,923	26,160	90,003	83,305
Sales, general, and administrative expense	27,276	23,625	80,026	81,474
Depreciation and amortization expense	4,993	5,149	15,494	16,107
Operating loss	(165)	(8,645)	(6,926)	(14,496)
Interest expense, net	(1,379)	(1,539)	(3,924)	(4,797)

Loss before income taxes and equity in earnings of joint venture	(1,544)	(10,184)	(10,850)	(19,293)

Income taxes	(43)	3,607	2,735	7,834

Loss before equity in earnings of joint venture	(1,587)	(6,577)	(8,115)	(11,459)

Equity in earnings of joint venture	1,659	240	3,973	81
Net income (loss)	$72	$(6,337)	$(4,142)	$(11,378)

Basic earnings (loss) per share	$-	$(0.28)	$(0.18)	$(0.50)
Diluted earnings (loss) per share	$-	$(0.28)	$(0.18)	$(0.50)

EBITDA *	$6,487	$(3,256)	$12,541	$1,692

*Earnings before interest, taxes, and depreciation and amortization

Reconciliation of EBITDA to net income:	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2010	2009	2010	2009

Net income (loss)	$72	$(6,337)	$(4,142)	$(11,378)
Depreciation and amortization expense	4,993	5,149	15,494	16,107
Interest expense, net	1,379	1,539	3,924	4,797
Income taxes	43	(3,607)	(2,735)	(7,834)
EBITDA	$6,487	$(3,256)	$12,541	$1,692

A. M. Castle & Co.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except par value data)	As of
Unaudited	September 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$28,175	$28,311
Accounts receivable, less allowances of $4,500 and $4,195	139,771	105,832
Inventories, principally on last-in, first-out basis (replacement cost	161,780	170,960
higher by $122,144 and $116,816)
Other current assets	8,060	5,241
Income tax receivable	9,980	18,970
Total current assets	347,766	329,314
Investment in joint venture	26,724	23,468
Goodwill	50,084	50,072
Intangible assets	43,214	48,575
Prepaid pension cost	21,050	19,913
Other assets	3,436	3,906
Property, plant and equipment, at cost
Land	5,193	5,192
Building	52,047	51,945
Machinery and equipment	182,742	178,545
	239,982	235,682
Less - accumulated depreciation	(162,366)	(152,929)
	77,616	82,753
Total assets	$569,890	$558,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$89,256	$71,295
Accrued liabilities	30,332	22,419
Income taxes payable	1,221	1,848
Deferred income taxes	4,409	9,706
Current portion of long-term debt	7,647	7,778
Short-term debt	11,500	13,720
Total current liabilities	144,365	126,766
Long-term debt, less current portion	68,437	67,686
Deferred income taxes	29,362	32,032
Other non-current liabilities	3,200	5,281
Pension and post retirement benefit obligations	8,366	8,028
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 10,000 shares authorized; no shares
issued and outstanding at September 30, 2010 and December 31, 2009	-	-
Common stock, $0.01 par value - 30,000 shares authorized;
23,124 shares issued and 22,954 outstanding at September 30, 2010 and 23,115 shares
issued and 22,906 outstanding at December 31, 2009	231	230
Additional paid-in capital	179,569	178,129
Retained earnings	152,245	156,387
Accumulated other comprehensive loss	(13,577)	(13,528)
Treasury stock, at cost - 170 shares at September 30, 2010 and 209 shares at
December 31, 2009	(2,308)	(3,010)
Total stockholders' equity	316,160	318,208
Total liabilities and stockholders' equity	$569,890	$558,001